Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of QR Energy, LP of our reports dated March 6, 2013 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of QR Energy, LP and May 4, 2011 relating to the consolidated financial statements of QA Holdings, LP, which appear in QR Energy, LP’s Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Houston, TX

January 14, 2014